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                                                                 Exhibit 2(r)(3)


                                      FORM OF
                      CODE OF BUSINESS CONDUCT AND ETHICS


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                          Post Oak Energy Advisors, LLC




Robert H. Walls, Jr.
Chief Compliance Officer

November __, 2007

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                                TABLE OF CONTENTS

1     GENERAL PRINCIPALS......................................................1

2     DEFINITIONS.............................................................1

3     GENERAL STANDARDS OF CONDUCT............................................4

   3.1      CORPORATE CONDUCT.................................................4
   3.2      INDIVIDUAL CONDUCT................................................4

4     ETHICAL BUSINESS PRACTICES..............................................5

   4.1      COMPLIANCE WITH LAWS AND REGULATION...............................5
   4.2      FALSIFICATION OR ALTERATION OF RECORDS............................5
   4.3      POLITICAL CONTRIBUTIONS...........................................5
   4.4      PAYMENTS TO GOVERNMENT OFFICIALS OR EMPLOYEES.....................5
   4.5      COMPETITION AND FAIR DEALING......................................6
   4.6      PRIVACY OF PERSONAL INFORMATION...................................6

5     PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION..................6

   5.1      CONFIDENTIALITY OF COMPANY INFORMATION............................6
   5.2      CONFIDENTIALITY OF INVESTOR INFORMATION...........................7

6     PROHIBITION AGAINST INSIDER TRADING.....................................7

   6.1      POLICY ON INSIDER TRADING.........................................8
   6.2      MATERIAL NON-PUBLIC INFORMATION...................................8
      6.2.1    Material Information...........................................8
      6.2.2    Non-Public Information.........................................9
      6.2.3    Identifying Inside Information.................................9
      6.2.4    Contacts with the Public Companies.............................9
      6.2.5    Tender Offers.................................................10
      6.2.6    Research and Corporate Finance Activities.....................10
      6.2.7    Safeguards to Confidentiality.................................10
   6.3      SECURITIES TRADING POLICY........................................11
   6.4      CONFLICTS OF INTEREST AND PROHIBITED ACTIVITIES; GIFTS...........11
      6.4.1    Conflicts of Interest and Prohibited activities...............11
      6.4.2    Gifts.........................................................12
      6.4.3    Cross Transactions............................................12
      6.4.4    Reporting of and Consent for Outside Activities...............13
      6.4.5    Confidentiality...............................................13
      6.4.6    Involvement in Litigation.....................................15
      6.4.7    Regulatory Inquires...........................................15
      6.4.8    Disciplinary Matters - Reportable Events......................15
   6.5      REPORTING PERSONAL SECURITIES HOLDINGS AND TRANSACTIONS..........16
   6.6      SPECIFIC TRADING LIMITATIONS.....................................18
   6.7      WATCH LISTS AND RESTRICTED LISTS.................................19
   6.8      BLACKOUT PERIODS.................................................19
   6.9      BROKERAGE RESTRICTIONS...........................................20
   6.10     SECURITIES ASSIGNMENT PROCEDURES.................................20

7     OUTSIDE REQUESTS FOR INFORMATION.......................................20

8     IMPLEMENTATION AND ENFORCEMENT.........................................20

   8.1      MANAGEMENT RESPONSIBILITY........................................20
   8.2      RECORD RETENTION.................................................20


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   8.3      ENFORCEMENT......................................................21
9     PERSONS COVERED........................................................21
10    HELP AND INFORMATION...................................................21
11    GENERAL................................................................21
12    ACKNOWLEDGEMENT OF RECEIPT AND COMPLIANCE WITH THE CODE................21


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1 GENERAL PRINCIPALS

Post Oak Energy Advisors, LLC maintains a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable federal securities laws, including rules and regulations promulgated by the Securities and Exchange Commission (SEC). This Code of Business Conduct and Ethics applies to each employee of the Company. It is designed to ensure compliance with legal requirements and the Company's standards of business conduct.

You have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interest of Clients. The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities. You also have a responsibility to act ethically, legally, and in the best interests of Post Oak Energy Advisors, LLC and our Clients at all times. The Code of Conduct sets forth rules regarding these obligations. You are expected, not only to follow the specific rules, but also the spirit of the Code of Ethics.

While this Code does not address every possible situation that may arise, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing potential violations of the Policy to the attention of the Chief Compliance Officer, Robert H. Walls, Jr. of Post Oak Energy Advisors, LLC. To this end, Employees shall read and understand this Code and uphold the standards in the Code in their day-to-day activities at the Company.

2 DEFINITIONS

      Access Person -

            (a) a director, trustee, or officer of the Company, a Fund, or any affiliated entity.

            (b) an employee of the Company, any company affiliated thereto, or a Fund who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales (including a portfolio manager, investment counselor, investment analyst, trader, and most administrative personnel who assist those whose functions relate to the making of recommendations);

            (c) a natural person in a control relationship to the Company, a Fund, or any affiliated entity who obtains information concerning recommendations made to the Fund or other Client with regard to the purchase or sale of Securities by the Fund or other Client and any supervised persons;

            (d) anyone who has access to non-public information regarding any Clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund; or

            (e) anyone who is involved in making securities recommendations to Clients, or who has access to such recommendations that are non-public.


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      Automatic  investment plan - a program in which regular periodic purchases
      (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

      Beneficial ownership - interpreted in the same manner as it would be under ss. 249,16a-1(a)(2) of this chapter in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Securities Exchange Act of 1934 (15 U.S.C. 78p) and the rules and regulations thereunder. Any report required by paragraph (b) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

      Client Accounts - all accounts managed by the Company.

      Client - any person or entity for which the Company provides investment advisory services.

      Code - refers to this Code of Business Conduct and Ethics.

      Company - refers to Post Oak Energy Advisors, LLC.

      CCO - the Chief Compliance Officer

      Employee - refers to each Employee, supervised persons and investment professionals, officers and directors associated with the Company.

      Federal securities laws - refers to the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)], the
      Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act [(Pub.
      L. No. 106-102, 113 Stat. 1338 (1999)], any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (331 U.S.C. 5311 - 5314 - 5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

      Fund - an investment company registered under the Investment Company Act.

      Immediate Family - includes spouse, minor children, and relatives living in the principal residence.

      Initial Public Offering -

            (a) an Employee of the Company, or any of its affiliates, or of a Fund, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund or other Client (including a portfolio manager, an investment counselor, and an investment analyst); and

            (b) a natural person who controls the Company, an affiliate of the Company, or a Fund and who obtains information concerning recommendations made to the Fund or other Client with regard to the purchase or sale of securities by the Fund or other Client.


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      Investment Professional

            (a) an Employee of the Company, or any of its affiliates, or of a Fund, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund or other Client (including a portfolio manager, an investment counselor, and an investment analyst);

            (b) a natural person who controls the Company, an affiliate of the Company, or a Fund and who obtains information concerning recommendations made to the Fund or other Client with regard to the purchase or sale of securities by the Fund or other Client; and

            (c)   every investment professional is also an access person.

      Large Cap Issuer - an issuer of Securities with an equity market capitalization of more than $2 billion.

      Limited Offering - an offering that is exempt from registration under the Securities Act of 1933, pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

      Purchase or sale of a security - includes, among other things, the writing of an option to purchase or sell a security.

      Reportable fund -

            (a) any fund for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act o 1940 [15 U.S.C. 80a-2(a)(20)] (i.e., in most cases must be approved by the fund's board of directors before the access person can serve); or

            (b) any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 [15 U.S.C. 80a-2(a)(9)].

      Reportable security - a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)], except that it does not include:

            a.    direct obligation of the Government of the United States;

            b. bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

            c.    shares issued by money market funds;

            d.    shares issued by open-end funds other than  reportable  funds;
                  and


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            e.    shares  issued by unit  investment  trusts  that are  invested exclusively in one or more open-end funds, none of which are reportable funds.

       SEC - the Securities and Exchange Commission.

       Securities - notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or in general, any interests or instruments commonly known as "securities," or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, but do not include shares issued by open-end investment companies registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

       Supervised person - any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

3 GENERAL STANDARDS OF CONDUCT

      3.1 Corporate Conduct

      The following general standards of conduct guide the Company's corporate conduct:

            a. the Company will act in accordance with applicable laws and regulations;

            b. the Company will provide products and services designed to help clients achieve their financial goals;

            c. the Company will provide employment opportunities without regard to race, color, sex, pregnancy, religion, age, national origin, ancestry, citizenship, disability, medical condition, marital status, sexual orientation, veteran status, political affiliation, or any other characteristic protected by federal or state law; and

            d.    the Company will support the  communities in which we operate.

      3.2 Individual Conduct

      The following  general  principles  guide the  individual  conduct of each
      Employee:

            (a) the Employee will not take any action that will violate any applicable laws or regulations;

            (b) the Employee will adhere to the highest standards of ethical conduct;

            (c)   the  Employee  will  maintain  the   confidentiality   of  all
                  information obtained in the course of employment with the Company;


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            (d)   the  Employee  will bring any issues  reasonably  believed  to place the Company at risk to the attention of the CCO;

            (e) the Employee will not abuse or misappropriate the Company's assets or use them for personal gain; (f) the Employee will not engage in any activities that create a conflict of interest between the Employee and the Company;

            (g) the Employee will deal fairly with clients, colleagues, and others; and

            (h)   the Employee will comply with this Code.

4 ETHICAL BUSINESS PRACTICES

      4.1 Compliance with Laws and Regulation

      It is the policy of the Company that any violation of applicable laws and of this Code shall be immediately reported to the CCO. An Employee must not conduct individual investigations, unless authorized to do so by the CCO. If an Employee, who in good faith raises an issue regarding a possible violation of law, regulation or Company policy or any suspected illegal or unethical behavior, they will be protected from retaliation.

      4.2 Falsification or Alteration of Records

      Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

            (a) making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;

            (b)   manipulating books, records, or reports for personal gain;

            (c)   failing  to  maintain  books  and  records  that   completely,
                  accurately, and timely reflect all business transactions;

            (d) maintaining any undisclosed or unrecorded Company or client funds or assets;

            (e)   using funds for a purpose other than  the  described  purpose;
                  and

            (f) making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

      4.3 Political Contributions

      No corporate funds, merchandise, or service may be paid or furnished, directly or indirectly, to a political party, committee, organization or to a political candidate or incumbent, except if legally permissible and if approved in advance in writing by the CCO. This Code does not apply to or restrict the ability of any Employee of the Company to participate voluntarily in political activities on their own personal time or to make personal contributions. However, the Company is prohibited from reimbursing any Employee for political contributions made from such individual's personal funds.

      4.4 Payments to Government Officials or Employees


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      Company funds or gifts may not be  furnished,  directly or indirectly to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Company. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Company's arms-length business relationship with the government agency or official involved.

      4.5 Competition and Fair Dealing

      The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Employee of the Company should endeavor to respect the rights of and deal fairly with the Company's clients, customers, vendors, suppliers, and competitors. No employee of the Company should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. The Company's Employees should not falsely disparage or make unfair negative comments about its competitors of their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.

      4.6 Privacy of Personal Information

      The Company will acquire and retain only personal information that is required for the effective operation of the business of the Company or that is required by law in the jurisdictions in which the Company operates. Access to such information will be restricted internally to those with a legitimate need to know. Employee communications transmitted by the Company's systems are not considered private.

5 PROTECTION OF PROPRIETARY AND CONFIDENTIAL INFORMATION

      5.1 Confidentiality of Company Information

      Information generated in the Company is a valuable company asset. Protecting this information plays a vital role in the Company's continued growth and ability to compete. Such information includes, among other things, technical information, such as computer programs and databases, business information such as the Company's objectives and strategies, trade secrets, processes, analysis, charts, drawings, reports, sales, earnings, forecasts, relationships with clients, marketing strategies, training materials, employee compensation and records, and other information of a similar nature. Employees must maintain the confidentiality of the Company's proprietary and confidential information and must not use or disclose such information without the express consent of an officer of the Company or when legally mandated. Adhering to this principle is a condition of continued service or employment.


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      5.2 Confidentiality of Investor Information

      As a registered investment adviser, we have particular responsibilities for safeguarding our investors' information and the proprietary information of the Company. Employees should be mindful of this obligation when using the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information. Employees should not discuss confidential information in public areas, read confidential documents in public places, or leave or discard confidential documents where they can be retrieved by others.

      Information concerning the identity of investors and their transactions and accounts is confidential. Such information may not be disclosed to persons within the Company except as they may need to know it in order to fulfill their responsibilities to the Company. You may not disclose such information to anyone or any firm outside the Company unless (i) the outside firm requires the information in order to perform services for the Company and is bound to maintain its confidentiality; (ii) when the client has consented or been given an opportunity to request that the information not be shared; (iii) as required by law; or (iv) as authorized by the CCO.

      Information regarding investor orders must not be used in any way to influence trades in personal accounts or in the accounts of other clients, including those of other Employees. Trading ahead of a client's order known as "front-running" and is prohibited. Following a client's order with Employee trading activity is known as "piggybacking" or "shadowing" and is likewise prohibited. Six-month short-swing transactions (e.g., a sale and a purchase, or a purchase and a sale, occurring within a six-month period) are also prohibited. If you reasonably believe improper trading in personal or Client accounts has occurred you must report such conduct to the CCO.

6 PROHIBITION AGAINST INSIDER TRADING

An Employee who trades securities while in possession of material, non-public information or improperly communicates that information to others may face severe penalties. The Company may impose disciplinary actions which may include termination of employment. Criminal sanctions may include a fine of up to $1 million and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, which can result in a penalty of up to three times the profit from the illegal trades, and issue an order permanently barring the Employee from the securities industry. Finally, the Employee may be sued by investors seeking to recover damages for insider trading violations.

Insider trading laws provide for penalties for "controlling persons" of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an Employee who is found liable for insider trading may also be subject to penalties.

Furthermore, the Company could be subject to the following penalties in the event an Employee is found liable for insider trading:

      (a) Civil penalties of up to the greater of $1 million or three times the amount of the Employee's profits gained or losses avoided for each violation;

      (b)   Criminal fines of up to $2.5 million per violation; and


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      (c)   Restrictions  on the  Company's  ability to  conduct  certain of its business activities.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. Employees are required to notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

      6.1 Policy on Insider Trading

      Employees  may not  trade,  personally  or on behalf  of  others  (such as investment funds and private  accounts  managed by the Company),  while in possession of material, non-public information. Employees may not communicate material, non-public information to other outside the Company. Furthermore, you may not communicate material, non-public information to anyone except individuals who are entitled to receive it in connection with the performance of their responsibilities for the Company. Any such communication with third parties must be approved by the CCO.

      Additionally, it is the policy of the Company to require all associated persons to provide the Company with a list of all affiliations either directly or indirectly with any publicly registered companies. Such listings are to include the name of the company, the nature of the affiliation, the percentage (%) ownership (either direct or indirect), and the date in which the affiliation first existed. As described herein, the Company shall also request duplicate statements and confirmations from other SEC registered broker/dealer for each associated person of the Company. Such duplicate account statements shall be reviewed and cross-referenced monthly by the CCO or his designee with regard to trading activities in public corporations listed on the individual's disclosure list.

      Finally, Employees and associated persons are required to notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

      6.2 Material Non-Public Information

            6.2.1 Material Information

            Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision with respect to the subject entity. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. For example, information that the Company is considering whether to buy or sell a publicly traded security of another company, is going to make a trade, or has just made a trade of that security should be treated as material information.

            Material information often relates to a company's results and operations. This may include, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

            Material information also may relate to the market for a company's securities. In some cases, information about a significant order to purchase or sell securities may be


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            material.  Pre-publication  information  regarding  reports  in  the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal's "Heard on the Street" column.

            No simple test exists to determine when information is deemed to be material. Assessments of materiality involve a highly fact-specific inquiry. If you are uncertain as to whether certain information is material, you should consult with the CCO prior to making any comments to a third party.

            6.2.2 Non-Public Information

            "Non-public information" is information that is not generally available to the investing public. Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency or some publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

            If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain as to whether certain information is non-public, you should consult with the CCO prior to making any comment to a third party.

            6.2.3 Identifying Inside Information

            Before executing any trade for yourself or others, including Client Accounts, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

                  (a) Report the information and proposed trade immediately to the CCO.

                  (b) Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Company.

                  (c) Do not communicate the information inside or outside the Company, other than to the CCO.

                  (d) After the CCO has reviewed the issue, the Company will determine whether the information is material and non-public and, if so, what acting the Company should take.

            You should consult with the CCO before taking any action. This degree of caution will protect you, your Clients, and the Company.

            6.2.4 Contacts with the Public Companies

            Contacts with public companies represent an important part of our research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.

            While you must be especially alert to sensitive information, you may consider information received directly from a company representative to be public information, unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to investment community is public. The disclosure of this type of information is covered by SED Regulation FD.

            6.2.5 Tender Offers

            Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extreme volatility in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees of the Company and others subject to this Manual should exercise particular caution any time they become aware of non-public information relating to a tender offer.

            6.2.6 Research and Corporate Finance Activities

            Any person engaged in research activities and or corporate finance activities who may become privy to insider information is restricted from acting upon such information and should bring such information to the direct attention of the CCO of the Company.

            Associated persons engaged in research activities should not discuss unreleased information, opinions, recommendations, or research analysis in progress with Company associated persons engaged in trading or sales activities, other than the CCO, or any person within or outside the Company who does not have a valid business need to know the information.

            Generally, research persons should not submit unreleased research information, opinions, recommendations, or analyses to associated persons engaged in investment banking activities. All such materials should be forwarded to the CCO for review, approval and dissemination.

            6.2.7 Safeguards to Confidentiality

            All associated persons should take the following steps to safeguard the confidentiality of inside information:

            (a) do not discuss confidential information in public places such as elevators, hallways, restrooms or at social gatherings;

            (b) to the extent practicable, limit access to the Company's offices where confidential information could be observed or overheard to Company associated persons with a business need for being in the area;

            (c) avoid using speakerphones in areas where unauthorized persons may overhear conversations;

            (d)   where appropriate,  maintain  the  confidentiality  of  client
                  identities by using code names or  numbers  for   confidential
                  projects;

            (e) exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized person and store such documents in secure locations when they are not in use;

            (f) destroy copies of confidential documents no longer needed for a project or not otherwise required to be maintained under federal securities laws;

            (g) associated persons engaging in meetings with corporate officers of companies for the purpose of gathering information for research reports or follow-up meetings with companies shall maintain written notes of said meetings, including but not limited to: (i) the names of Company representatives and of corporate officers of the subject company in attendance;
                  (ii) the time, date and location of the meeting; (iii) the purpose of the meeting; (iv) notes of conversation between the corporate officers and Company representatives in attendance; and (v) copies of any handouts or other written materials given to Company representatives in attendance;

            (h) the Company shall maintain a file containing a list of all research reports, statistical sheets and other written materials issued within the previous 12-month period to customers of the Company. Copies of such materials shall also be maintained in the files of the Company.

6.3 Securities Trading Policy

Various regulations require all broker/dealers and investment advisers to establish, maintain and enforce written policies reasonably designed to prevent the misuse of inside information by the `Company and its Employees, particularly with regard to personal trading activity. To comply with these regulations, the Company has adopted certain securities trading policies. Employees should read the securities trading policy closely prior to taking part in any personal securities trading activities. These policies adhere strictly to sound business principles, industry practices and the highest ethical standards. Our policies are intended to ensure full conformity with the laws, rules and regulations of the governmental bodies and self-regulatory organizations that monitor our business activities.

6.4 Conflicts of Interest and Prohibited Activities; Gifts

      6.4.1 Conflicts of Interest and Prohibited activities

      It is a violation of an Employee's duty of loyalty to the Company for any Employee without the prior written consent of the CCO:

            (a) to rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Company as an Employee

            (b) to accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client Account.

      Further, all Employees, investment advisory representatives, supervised persons and associated persons shall acknowledge that they are familiar with the Company's prohibited activities by reviewing and executing the Prohibited Act Form which includes additional prohibited acts.

      6.4.2 Gifts

      Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest. The Company has adopted the policies set forth below to guide Employees in this area.

      Generally, Employees should not accept or provide any gifts or favors that might influence the recipient's decisions regarding business transactions involving the Company or that others might reasonably believe would influence those decisions. Although modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis; even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence the recipient's business decisions. Where there is a law that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed. This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining ore entertainment, the Employee is with the person or representative of the entity that does business with the Company.

      To this end, no associated person shall accept directly or indirectly, give or permit to be given anything of value, including a gift or gratuities, in excess of $100 per individual, per year to any person, principal, proprietor, employee, agent or representative of the Company, or to any person, principal, proprietor, employee, agent or representative of any other firm engaged in investment advisory or brokerage services where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. Further, each associated person is responsible for notifying the CCO of any such gifts and a written record of all gifts shall be maintained and shall be reviewed by the CCO.

      6.4.3 Cross Transactions

      An Employee may not engage in principal transactions between a personal account and an account maintained by or for the benefit of any fund managed by the Company or any Client Account without the prior consent of the CCO. An Employee also may not without the prior consent of the CCO cause one Client Account to sell a security to another Client Account in a cross transaction, if any Employee or other affiliate of the Company received compensation from any source for acting as broker.

      Prior to executing of a cross transaction, the Employee recommending the trade will be responsible for preparing a brief memorandum setting forth the reasons why the transaction is suitable for each client involved (e.g., differences in invested positions, investment objectives, risk tolerances, tax situations etc.). The memorandum shall be signed by the officer or Employee under whose direction it was prepared and initialed by the CCO and copies shall be maintained in the appropriate client files.

      The cross transaction must be effected for cash consideration at the current market price of the security, based on current sales data relating to transactions of comparable size. If no comparable sales data are available on the day in question, then the cross transaction shall be effected at a price equal to the average of the highest current independent bid and lowest current independent offer determined on the basis of reasonable inquiry. Restricted securities or securities for which market quotations are not readily available may not be crossed. No brokerage commission, fee (except for customary transfer fees), or other remuneration shall be paid in connection with any cross transaction.

      6.4.4 Reporting of and Consent for Outside Activities

            (a) General. In order to ensure that employees devote their time to their duties at the Company and to ensure that employees do not take on activities that could present conflicts of interest, all outside activities conducted by an employee which either involve (i) a substantial time commitment or (ii) employment, teaching assignments, lectures, publication of articles, or radio or television appearances must be approved beforehand by the CCO. The CCO may require full details concerning the outside activity including the number of hours involved and the compensation to be received. Prior to accepting a position as an officer or director in any business, charitable organization, or non-profit organization, an employee must also obtain approval from the CCO.

                  No associated person shall accept compensation from any other person, or entity, as a result of any business activity, other than as a result of a passive investment, outside the scope of his/her relationship with the Company unless he/she has provided prompt written notice to the Company prior to entering into such compensatory relationship and the Company has approved such relationship in writing. Further, no associated person of the Company shall participate in a private securities transaction without first obtaining the prior written approval of the CCO.

            (b) Service as Director. No Employee may serve on the board of any company whose securities are publicly traded without the prior written approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for an account managed by the Company concerning the company in question.

      6.4.5 Confidentiality

      Any information that an Employee obtains regarding advice furnished by the Company to its clients, non-public data furnished to the Company by any client or the analyses and other proprietary data or information of the Company is strictly confidential and may not be revealed to third parties. Such information is the property of the Company and disclosure of such information to any third party without the permission of the CCO or another officer of the Company is grounds for immediate dismissal by the Company.

      The protection of confidential business and client information is vital to the interests and the success of the Company. It is the responsibility of each staff member to safeguard, as confidential, everything known about a Client. Care should be taken that such information is secure. For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

      In order to protect the confidential information of clients and comply with privacy laws and regulations, the Company has adopted a Privacy
      Policy. Each Employee must familiarize himself or herself with and strictly adhere to the Company's Privacy Policy; and all Employees, supervised persons, and associated persons shall acknowledge their understanding of these procedures by executing the Privacy Policy Acknowledgement for Associated Persons.

      During the course of your employment, you may come into the possession of non-public information relating to the Company, Clients, Employees or other persons. This includes information relating to securities transactions on behalf of Clients, advice furnished by the Company to its Clients, non-public data furnished to the Company by any Client, agent or contractor of the Company, Client lists, vendor names, Clients' customer lists and other Client information. Company business records, client files, personnel information, financial information, leases, software, licenses, agreements, computer files, documents, business plans, and the analyses and other proprietary data or information of the Company and other persons. All of this information, whether or not material and whether about the Company, its clients, Employees, or other persons, is strictly confidential. This information must not be copied or disclosed to anyone outside the Company, including your family members, or to any Employee who is not authorized to receive the information, either during or after your employment. Any doubts about the confidentiality of information should be resolved in favor of confidentiality. You should consult the CCO for guidance on specific cases.

      As a condition of your employment by the Company, you agree that all such confidential information and other property of the Company and/or its clients are the property of the Company and/or its clients, and will never be given to an outside organization or individual, except through normal channels and an appropriate authorization by the Company and/or its clients. You also agree not to make unauthorized copies or disclosure of such confidential information or property and upon termination of your employment, to return to the Company, all such items (and all copies thereof in any media) in your possession or under your control.

      Any Employee who violates this policy will be subject to disciplinary action up to and including possible discharge, whether or not he or she benefits from the disclosed information. Any disclosure or use of such confidential business information or property may also subject an Employee to civil liability or criminal penalties. If an Employee breaches this policy, or threatens to commit a breach, in addition to any rights and remedies available to the Company and /or its clients, under law, the Company and/or a client may seek to enjoin an Employee from any violation.

      6.4.6 Involvement in Litigation

      Any lawsuits against the Company should be immediately brought to the attention of the CCO, upon receipt of service or other notification of the pending action. An Employee must advise the CCO immediately, if he or she becomes involved in, threatened with litigation or an administrative investigation, or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority.

      Notice also should be given to the CCO, upon receipt of a subpoena for information relating to any matter in litigation, or receipt of a garnishment lien or judgment against the Company or any of its clients or Employees. The Company's legal counsel will determine the appropriate response in consultation with the CCO.

      6.4.7 Regulatory Inquires

      All inquiries, notices of examination or inspection, and requests for information, from any governmental agency or self-regulatory organization concerning the Company should be sent to the CCO and the Company's legal counsel upon receipt. The intention behind their policy is to ensure that the Company responds in a consistent and uniform basis to all regulatory inquiries.

      Regulatory inquiries may be received by mail, telephone, facsimile or personal visit. In the case of a personal visit, demand may be made by a regulator for the immediate production or inspection of documents. While any telephone or personal inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the CCO. In the case of a personal visit, the visitor should be asked to wait briefly while a call is made to the legal counsel for guidance on how to deal with the matter. In the case of a telephone inquiry, the caller should be informed that his or her call would be promptly returned. Letter inquires should be forwarded to the Company's legal counsel for response.

      Under no circumstances should any documents, materials or information be released without prior approval of the CCO and legal counsel. In addition, Employees should not have substantive discussions with any regulatory personnel without prior consultation with the CCO and the Company's legal counsel. This policy is standard industry practice and should not evoke adverse reaction from any experience regulatory personnel.

      6.4.8 Disciplinary Matters - Reportable Events

      All Employees are required to notify the CCO immediately, in the event of any "reportable events." A reportable event occurs when and Employee:

            (a) violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization or has engaged in conduct, which is inconsistent with just and equitable principles of trade or detrimental to the interests or welfare of the exchanges;

            (b)   is the subject of any  written  customer  complaint  involving
                  allegations   of  theft  or   misappropriation   of  funds  or
                  securities or forgery;

            (c) is named as a defendant or respondent in any proceeding brought by a regulatory or self-regulatory body; (d) is denied registration, expelled, enjoined, directed to cease and desist, suspended or otherwise disciplined by any securities, insurance or commodities industry regulatory or self-regulatory organization, is denied membership or continued membership in any self-regulatory organization, or is barred from becoming associated with any member or member organization of any self-regulatory organization;

            (e) is arrested, arraigned, indicted or convicted of or pleads guilty to or pleads no contest to any criminal offense (other than minor traffic violations);

            (f) is a director, controlling stockholder, partner, officer or sole proprietor or an associated person with a broker, dealer or insurance company, which was suspended, expelled or had it registration denied or revoked by any agency, jurisdiction or organization or is associated in such a capacity with a bank, trust company or other financial institution, which was
                  convicted   of  or   pleaded  no  contest  to  any  felony  or
                  misdemeanor;

            (g) is a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award or settlement for an amount exceeding $15,000;

            (h) is or becomes associated in any business or financial activity with any person who is subject to a "statutory disqualification" as that term is defined in the Securities Exchange Act of 1934;

            (i) is the subject of any claim for damages by a customer, broker or dealer, which is settled for an amount, exceeding $15,000.

      Although any one of these events may not result in dismissal, disciplinary action up to and including termination may result if an Employee does not properly notify the CCO immediately following the incident. Where required, the Company will be responsible for notifying the appropriate authorities of the occurrence of such event y an Employee.

      6.5 Reporting Personal Securities Holdings and Transactions

      All associated persons shall be required to notify the CCO, on behalf of the Company, of the existence of any and all securities accounts maintained by the associated person with any foreign or domestic brokerage firm, bank, investment adviser or other financial institution. Further, all associated persons shall be required to notify the CCO on behalf of the Company and the executing firm in writing, prior to opening a securities account or placing an initial order for the purchase or sale of securities with another firm, any foreign or domestic brokerage firm, bank, investment adviser or other financial institution. The written notice required hereby, shall advise the executing firm, foreign or domestic brokerage firm, bank, investment adviser or other financial institution of: (i) the person's association with the Company; and (ii) the Company's registration as an investment advisor. Provided however, that if the account was established prior to the association of the person with the Company, the associated person shall notify both the Company of the account and holdings and the executing firm in writing after becoming associated.
      Finally,  for  purposes  of  this  section,   notification  shall  not  be
      applicable to transactions and or accounts dealing exclusively in unit investment trusts and variable contracts or redeemable securities of companies registered under the Investment Company Act of 1940, as amended.

      The CCO or his designee will review all personal securities transactions and holdings when a person becomes an access person and no less than quarterly thereafter or sooner at his discretion.

      All access Persons must comply with the following requirements:

            (a) Prior Approval- All associated persons (other than those set forth herein) shall be required to obtain the prior approval for the purchase and or sale of all securities executed by such associated persons. For purposes of this section, securities transactions in unit investment trusts and variable contracts or redeemable securities of companies registered under the Investment Company Act of 1940, as amended, shall not require the pre-approval of the Company. To the extent necessary, such approval shall be requested utilizing the Securities Transaction Pre-Clearance Request Form (Attachment "G").

      Reporting Requirements:

      Submit quarterly holdings reports of all personal securities transaction in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership to the CCO or his designee.

      Access persons must submit to the Chief Compliance Officer or his designee, a report of the access person's current securities holding that meets the following requirement:

      Each holdings report must contain, at a minimum:

            (a) the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

            (b) the name of any broker, dealer, or bank with which the access person maintains an account in which any securities are held for the access person' direct or indirect benefit; and

            (c)   the date the access person submits the report.

      Timing of holdings reports. Access persons must each submit a holdings report:

            (a) no later than 10 days after a person becomes an access person, and the information must be current as of the date no more than 45 days prior to the date the person becomes an access person.

            (b) at least once each 12-month period thereafter, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

      Transaction reports: Access persons must submit to the Chief Compliance Officer or his designee, quarterly securities transactions reports that meet the following requirement:

            (a) Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or, as a result of the transaction required, any direct or indirect beneficial ownership:

                  i. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

                  ii. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  iii. The price of the security at which the transaction was effected;

                  iv. The name of the broker, dealer or bank with or through which the transaction was effected; and

                  v.    The date the access person submits the report.

      Timing of transaction reports. Each access person must submit a transaction report no later than 30 days after end of each calendar quarter, which report must comer, at a minimum, all transactions during the quarter.

      Exception from reporting requirements.

            (a) any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

            (b) a transaction report with respect to transactions effected pursuant to an automatic investment plan;

            (c) a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that is held in access persons' records, so long as the CCO or his designee receives the confirmations or statements, no later than 30 days after the end of the applicable calendar quarter.

      Pre-approval of certain investments. Access persons must obtain the CCO or his designee's approval before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited offering.

      6.6 Specific Trading Limitations

      In addition to the other matters set forth herein, the following sets for the specific trading limitations of Access Person of the Company:

            (a) with respect to securities on the Company's recommended list, the following transaction may not be made for an Employee or Employee-related account:

            (b) short sales or purchases of put options for any purpose within the firms three days after the related company or security is placed on a recommended list, and thereafter, only to hedge a position.


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            (c)   no  purchases  or sales of  securities  should  be made for an
                  Employee or Employee-related account based on information learned from customers or derived from customer accounts.

            (d) no purchases may be made for an Employee or Employee-related account of securities in a new issue with respect to which the Company is acting as an underwriter. Regardless of whether an offering would be deemed a new issue by FINRA or SEC standards, no securities may be allocated to any Employee or Employee-related account, so long as there remain unfilled orders of Company customers.

            (e) no purchase or sale of securities may be made for an Employee or Employee-related account if the Employee knows or has reason to know that a security is the subject of un-disseminated Company material research.

      6.7 Watch Lists and Restricted Lists

      Whenever the CCO determines that an Employee of the Company is in possession of material non-public information with respect to a company (regardless of whether it is currently owned by any client, but particularly if the Company is analyzing or recommending securities for client transactions), such company will be placed either on a Watch List or on a Restricted List. If the company is placed on a Watch List, the flow of the information to other Company personnel will be restricted in order to allow such persons to continue their ordinary investment activities. If the CCO determines that material non-public information is in the possession of an Employee and cannot be adequately isolated through the use of the Watch List, the company will be placed on the Restricted List. The CCO will also have the discretion of placing a company on the Restricted List even though no breach of the Watch List has or is expected to occur with respect to the material non-public information about the company. Such action may be taken by such persons for the purpose of avoiding any appearance of the misuse of material non-public information. When a company is placed on a Watch List or Restricted List, all Employees are prohibited from personal trading in securities of those companies.

      The CCO will be responsible for determining whether to remove a particular company from the Watch List or Restricted List. The only persons who will have access to the Watch List or Restricted List are member of the Designated Legal or Compliance Representatives and such persons who are affected by the information. The Watch List and Restricted List are highly confidential and should not, under any circumstances, be discussed with or disseminated to anyone other than the persons noted above.

      6.8 Blackout Periods

      Blackout periods occur when client securities trades are being placed or recommendations are being made and access persons are not permitted to place personal securities transactions, unless (i) such transactions are
      (x) for less than 500 shares of exchange listed equity stock, (y) for less than 5% of the daily traded volume of equity stocks trading for less than $5.00 per share, or (z) it can be evidenced that the transaction has no material affect on the market price of the respective securities; and (ii) such transactions are batched with the orders of the Clients. The Company will initiate and notify employees of the existence of the blackout


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      period. Violations of this provision, even if unintentional, can result in the disgorgement of any profit (or deemed profit) resulting from the prohibited trading.

      6.9 Brokerage Restrictions

      The Company may require that Employees trade only through certain brokers, or may place limitations on the number of brokerage accounts permitted. The Company will initiate and notify Employees of these requirements, as they become necessary.

      6.10 Securities Assignment Procedures

      When opportunities for assigning new securities analyses become available, each investment adviser, to the extent practicable, will review the personnel files of their qualified Employees to determine whether the Employee's personal holdings present any apparent conflict of interest. Particular attention must be paid to personal transactions that were made within a six-month period of the security assignment. New securities analyses will not be assigned to Employees whose personal holdings may present a conflict of interest. A notation must be made in the Employee's file to document that they were considered for the opportunity, but could not be assigned the opportunity, due to a potential conflict of interest.

7 OUTSIDE REQUESTS FOR INFORMATION

Outside requests for information concerning the Company or any clients, should only be handled by authorized persons. All inquiries from securities analysts or investors must be directed to the CCO, who may in turn direct a prospective investor to the appropriate person. If an Employee receives an inquiry from a governmental or regulatory agency on matters outside his or her area of responsibility or on legislative issues, such inquiries should be directed to the CCO. General inquiries from the media should be directed to the CCO.

8 IMPLEMENTATION AND ENFORCEMENT

      8.1 Management Responsibility

      Management of the Company shall be responsible for explanation of this Code, so as to assure Employee knowledge and compliance, as well as for the enforcement of this Code. As no policy can cover all potential topics, this Code may be supplemented from time to time.

      8.2 Record Retention

      Investment advisers must keep copies of their Code of Ethics and their access persons' written acknowledgment of receipt of the Code. Investment advisers must also keep records of violations of the Code, records of action taken as a result of violations, and potential conflicts of interest with securities assignments. In addition, investment advisers must keep a record of the names of persons who are currently, or within the past five years were, access persons of the investment adviser, holdings and transaction reports made by access persons, and records of decisions approving access persons' acquisitions of securities n IPOs and private placements. Records of access persons' personal securities reports (and duplicate brokerage confirmations or account statements in lieu of those reports) may be maintained


                                    Page 20
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      electronically in an accessible computer database. All records,  including
      Watch Lists and Restricted Lists, must be kept for a minimum of five years, in an easily accessible place.

      8.3 Enforcement

      Violation of this Code may result in disciplinary action, up to and including termination of employment. Legal proceedings may also be commenced, if necessary to recover the amount of any improper expenditure, any profits realized by the offending Employee, and any financial detriment sustained by the Company and its clients. In appropriate circumstances, violations of this Code will be reported to the applicable authority.

      We will work together to ensure compliance with the Code and to take prompt action in response to violations of the Code.

9 PERSONS COVERED

This Code applies to all directors, officers, and Employees of the Company. With regard to personal securities trading and certain other matters described in this Code, the Code also applies to the immediate family (spouses, family members, and others who live in their households). In particular, the Company's directors, officers, and Employees may not indirectly through a family member do what they cannot do directly. Therefore, all references in the Code to the Company's directors, officers, and employees include such individuals, as well as, where appropriate, their immediate families.

10 HELP AND INFORMATION

All Employees are encouraged to bring any questions or concerns regarding the provisions in this Code or its application to their supervisor or any officer of the Company. This Code is not intended to be a comprehensive rulebook. Certain situations may require specific advice.

11 GENERAL

This Code is a corporate statement of policy, the contents of which may be modified, substituted, or altered at any time by the Company. All amendments to this Code must be approved by the management of the Company. This Code is not intended to create a contract of employment or to alter the employment relationship that exists between Employees and the Company.

Annually, the CCO or his designee will provide each Employee of the Company with a copy of the Code of Ethics, as well as any amendments as they become available. Employees are to provide a written acknowledgement of their receipt of the Code of Ethics and any amendments, within 30 days of receipt.

12 ACKNOWLEDGEMENT OF RECEIPT AND COMPLIANCE WITH THE CODE

I hereby certify that I have received, read, and understand the Code of Business Conduct and Ethics of Post Oak Energy Advisors, LLC (the "Company"). I understand that a violation of any provision of the Code of Business Conduct and Ethics is grounds for disciplinary action, up to and including termination of my position with the Company. I also understand that if I discover a


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violation of any provision of the Code of Business Conduct and Ethics,  it is my
duty to notify the appropriate authorized persons of the Company.

I hereby agree to comply with the policies and guidelines set forth in the Company's Code of Business Conduct and Ethics.

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Signature                                      Date

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